Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 1 to the Registration Statement (No. 333-150580) of Manhattan Pharmaceuticals, Inc. on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission on October 3, 2008 of our report which includes an explanatory paragraph relating to Manhattan Pharmaceuticals, Inc.’s ability to continue as a going concern, dated March 28, 2008, appearing in the prospectus which is part of the Registration Statement. We also consent to the reference to us under the headings "Experts" in such prospectus.

/s/ J.H. Cohn LLP

Roseland, New Jersey
October 2, 2008